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The following is a transcript of the joint conference call of WaFd, Inc. and EverBank Financial Corp held on September 8, 2026.

Conference Call Transcript

Operator: Good day. And thank you for standing by. Welcome to the WaFd Bank Announcement Conference Call. (Operator Instructions) Please be advised that today's conference is being recorded. I would now like to hand the conference over to your speaker today, Brad Goode, WaFd Bank's Chief Marketing Officer. Sir, please go ahead.

Brad Goode: Thank you, Michelle. Good morning, everybody. Thanks for joining us for an update about WaFd Bank and the announcement about our strategic merger with EverBank. You can find our press release about the announcement which we issued yesterday on our website at wafdbank.com.

Additional supplemental information about the announcement can be found in our Form 8-K filing with the Securities and Exchange Commission which is also available on our website. During today's call we'll make forward-looking statements which are subject to risks and uncertainties and are intended to be covered by the safe harbor provisions of federal securities law.

Information on risk factors that could cause actual results to differ is available from the announcement press release again that was issued yesterday and our Form 8-K. Forward statements are effective only as the date they are made, and WaFd assumes no obligation to update information concerning its expectations. We will also reference non-GAAP financial measures.

With us this morning are WaFd Bank's CEO and Vice Chairman Brent Beardall; Chief Financial Officer Kelli Holz; and Greg Seibly Chief Executive Officer of EverBank; and Pat Rusnak EverBank's Chief Financial Officer. I'd now like to hand the call over to Mr. Beardall.

Brent Beardall: Thank you, Brad. And thank you all for joining us today to talk about the strategic merger of WaFd Bank and EverBank. I'm very pleased to be joined today by my long-time friend and Pacific Northwest Banking colleague, Greg Seibly, EverBank's CEO. Greg and I met nearly 20 years ago when he was President and CEO at Sterling Bank in Spokane.

Also joining us is Pat Rusnak, EverBank's CFO, who like Greg has a long history in Western Banking including serving as the CFO of Sterling Bank in Spokane and Pacific West Bank. When Greg and I first started talking about the potential of this strategic combination several months ago, it became immediately clear to us, our two banks would be stronger together in every way.

It is not that our banks are identical. We are different than one another. But I think you will see with what we present this morning, those differences are actually very complementary of one another. Our conviction about this has only grown more resolute as we move through this process and both banks completed rigorous due diligence. Greg, welcome back to Seattle.

Greg Seibly: Thanks so much, Brent. It's great to be back in the Pacific Northwest, having spent nearly a decade here from 2007 to 2016, and it's really great to be here with the WaFd Bank team.

Brent Beardall: We have a great story to tell and I'm looking forward to getting into the details and talking about why Everbank and WaFd Bank truly are stronger together and poised to achieve great results for our investors, our clients, our employees and the communities we serve.

First, I want to say it is a privilege every day to work side by side with the WaFd team of bankers. This opportunity to partner with EverBank is an elegant fit. It allows us to carry forward the ethos of WaFd and deliver improved returns for our shareholders. Both banks bring exceptional credit quality and strong capital to the partnership.

WaFd Bank and EverBank complement one another in several key strategic priorities you will hear about in the coming slides. I have no doubt that we will be stronger together. I'm honored to work with Greg and the teams at WaFd Bank and EverBank to challenge the status quo for the banking industry in the years to come.

Greg Seibly: I couldn't agree more, Brent. EverBank and WaFd Bank truly are stronger together. Since 2023, when EverBank was purchased by our private equity owners, and I became CEO, EverBank has been on a journey to transform into a high-performing institution. We're incredibly proud of what we've accomplished over the past three years.

Today we're starting down in exciting new paths, the merger of EverBank and WaFd Bank. The combination of EverBank and WaFd Bank will open many new opportunities for nationwide growth and improved financial performance. By joining forces, we'll leverage our existing scalable consumer and commercial platforms to deliver high-value products and services to clients across the country. All of us at EverBank are looking forward to partnering with the WaFd Bank team to accomplish even greater things in the years ahead.

Brent Beardall: We have a lot of ground to cover today, so let's get started. Greg, Pat, Kelli and I will focus on the highlights included in our investor presentation, then we will be happy to answer your questions.

Greg Seibly: We'll start on Page 6. EverBank and WaFd Bank have complementary business models and the combination of the two banks will bring together and align consumer and commercial capabilities and strategies.

The merger enhances both franchises accelerating the profitability ramp while providing lending and funding diversification. Combined the franchise will be a $75 billion asset, multichannel bank with scale and reach, diverse lending products, a bank footprint in highly attractive markets and a very evolved digital bank that provides durable liquidity to support our lending businesses.

The merger will also strengthen the bank's return profile, resulting in greater operational scale and increased efficiencies, expand their array of products and provide access to new markets for both organizations, as outlined in the key statistics portion of the slide shown on the right-hand side of the page.

Brent Beardall: Turning to Page 7. We believe the combination of EverBank and WaFd fed is highly accretive to WaFd earnings per share with robust earnings power and profitability that would not be possible for at least the next five years as a stand-alone company. The enhanced financial performance of the combined bank implies a 25% to 45% increase in value creation for our shareholders.

For 2027, we forecast fully synergized earnings per share accretion of approximately 29%, a 15-plus percent return on average tangible common equity and run rate earnings of $865 million to common shareholders for the combined franchise. This materially enhanced profitability drives a short tangible book value earn-back period of two years and excess capital generation for the combined bank.

We project approximately 8.6% tangible book value per share dilution as a result of the transaction. We are forecasting the new EverBank will generate approximately 90 basis points of annual CET1 before returning capital to shareholders.

Greg Seibly: Turning to Page 8. We truly are stronger together. We're bringing complementary institutions to create a highly profitable and high-growth franchise with several key attributes. First, a multichannel relationship-driven strategy. Second, strategically located in attractive high-growth markets, servicing clients nationally and locally.

Third, scale in funding to navigate a rapidly evolving banking environment. Fourth, strong EPS accretion, return profile and earnings power to support robust growth and capital return to our shareholders. Fifth, an efficient cost structure and a flexible funding model and sixth, experienced management teams with significant integration experience and deep local and national expertise. Now I'd like to turn things over to Pat Rusnak, who will cover the key highlights of the transaction.

Patrick Rusnak: Thanks very much, Greg. Looking at Page 9 of the presentation, the transaction we've announced is a reverse merger that will create a significantly more profitable and stronger bank. Under the terms of the agreement, WaFd Inc. will be the legal acquirer and will issue shares to EverBank Financial Corp. stockholders.

WaFd Inc. will remain a publicly traded bank holding company and will be renamed EverBank Financial Corp. with its common stock listed on the NASDAQ under a new ticker EVBK. EverBank will be accounting acquirer with WaFd balance sheet subject to fair value accounting.

After the transaction is complete, EverBank Financial Corp will be regulated by the Federal Reserve and EverBank NA by the OCC. The transaction consideration is 100% stock and WaFd will issue approximately 103.1 million shares, 107.7 million inclusive of options in connection with the transaction resulting in $177.1 million basic and 182.0 million diluted pro forma shares. The ownership split will be comprised of 59.2% EverBank and 40.8% WaFd shareholders. The new bank holding company will be based in Bellevue, Washington, and the bank will be headquartered in Jacksonville, Florida. Greg will serve as the CEO of the new bank and Brent as President.

The Board of Directors of the new company will include seven legacy EverBank seats and six legacy WaFd baked seats including Brent and Greg. Robert Radway, EverBank's current Chairman of the Board will be Chairman of the new Board. We anticipate the transaction will close in the first quarter of 2027. The transaction is subject to approval by WaFd shareholders. It is also subject to regulatory approval and customary closing conditions.

EverBank stockholders will have customary registration rights and have agreed to face and lock up schedule 12 months post closing the details of which are shown in footnote 1. Page 10. The combination of WaFd Bank and EverBank will bring a scaled presence in highly attractive markets and create scarcity value. WaFd Bank today has 212 branches in nine Western states. EverBank has 42 financial centers in California, Florida and New York, in addition to its pioneering mature digital bank and scalable commercial lending channels.

The combined bank is poised for significant growth in several of the country's fastest growing markets, particularly California, Florida and Texas. Simply put, this strategic partnership positions us well for future growth. We will be the fourth largest bank holding company headquartered in the Western United States. The combined bank will cover eight of the 15 largest MSAs by population in the country. Turning to Page 11.

The combined bank will leverage strength in regional, national and digital channels. the regional level, the combined bank's core end market relationship banking franchise is built on WaFd's 110-year history and a deep presence in market spanning nine Western states. Over the last several years, WaFd has experienced meaningful growth by targeting specific C&I verticals. The EverBank team has accomplished the same. More importantly, both organizations have done it with very solid credit quality.

At the national level, EverBank brings relationship-driven commercial lending focused on national industry verticals with attractive risk-adjusted returns. EverBank's pioneering mature nationwide digital bank, complements its strategic branch footprint that will provide durable funding and balance sheet resilience.

On the right-hand side of Page 11, we show how the combined bank will deliver strength in commercial loans and deposits. Together, we will have $58 billion in loans, 32% of them regional and 68% national.

On the deposit side of the house, the combined bank will have $59 billion in deposits, 54% regional, 16% national and 30% digital. Our deposit base will be supported by an expanded network of 254 strategically located branches. We will deliver a concierge level of service that will generate continued client loyalty.

Our belief is that everyone deserves a banker, and we will leverage EverBank's well-established digital bank which has an average client tenure of over five years to provide an additional stable source of funding. Turning to Page 12, you'll see a more granular breakdown of both the lending and deposit business.

On the lending side, our $59 billion diversified national and regional lending business, has an average yield on loans of 5.6%, of which 74% is commercial. The runoff and redeployment of legacy residential mortgages represents a significant profitability lever for the company going forward.

On the deposit side, our $59 billion deposit portfolio has a weighted average cost of 2.73%, of which 82% is FDIC insured. Looking at Page 13. The merger with EverBank accelerates WaFd's goals that we outlined in our strategic plan, Build 2030 and helps us achieve things together that would take considerably longer as a stand-alone bank.

First, it significantly advances WaFd's evolution as a commercial bank. We move immediately from 64% commercial loans to 74%. The merger accelerates our profitability journey moving from 10% return on average tangible common equity to over 15% and a nearly 50% improvement in profitability.

It expands a fed's digital capabilities and enhances funding flexibility, moving our non-time deposits from 61% to 72%. All in, this is a great opportunity for us to optimize our balance sheet, reprice legacy single-family loans and create meaningful cross-sell opportunities. As you can hear, I'm excited for our shareholders and I am pleased about what this means for our bankers and for our clients. The ethos of WaFd will not only continue, this will be a springboard in terms of what we can deliver.

Greg Seibly: Turning to Page 14. We're incredibly fortunate to have two outstanding senior management teams at EverBank and WaFd, and our combined bank will bring together highly experienced bankers. I will serve as the CEO of the combined company. For the past 18 years, I've served as either CEO or President at Sterling Financial, Umpqua Bank, the Federal Home Loan Bank of San Francisco, Union Bank and EverBank. Much of that experience was in the Western U.S.

Brent will serve as President of EverBank, bringing with him more than 25 years of experience at WaFd, the past nine years of which has been the CEO of the company and six years at Deloitte early in his career. Our combined senior leadership team has deep knowledge and experience in the Western region and national markets, along with critical experience leading organizations through integrations and transitions.

In recent years, these executives have managed several large and complex acquisitions including the sale of Union Bank to U.S. Bank, TI's divestiture of TIA Bank and its acquisition by the bank's current private equity owners, Umpqua Bank's acquisition of Sterling Bank and a fed's acquisition of Luther Burbank savings in March 2024.

As Pat noted earlier, Robert Radway, EverBank's Chairman, will serve as Chairman of the new Board which will have representation of legacy Everbank investors and WaFd Board members.

We're in the process of finalizing our future executive leadership team, but we've already identified individuals to lead our critically important credit risk and governance functions. They include Pat Rusnak, who will be the CFO, and Seth Wallace, the Chief Credit Officer; Marcy Anne Martin, who's the Chief Risk Scofficer; Mark Bowles, General Counsel; and Kim Robinson is the Chief Operating Officer of the regional bank.

We plan to announce other leadership appointments later this month. Turning to Page 16. As I mentioned previously for the past three years, EverBank has been on a journey of transformation and performance. Today, EverBank is an entirely different company, more profitable, larger, stronger, more efficient, more diversified, poised for future success and no longer in the mortgage origination business.

As we built our new scalable commercial lending platforms, we've seen significant growth in loans and profitability as noted on the bottom left-hand side of this slide. Our digitally led efficient deposit gathering strategy has created a bank with approximately 500,000 deposit accounts. These accounts have an average tenure of over five years and an average account balance of $55,000. Turning to Slide 17. EverBank has run a digital bank for more than 20 years and was a pioneer in the space.

Today our digital bank has approximately 370,000 accounts with nearly $17.7 billion in deposits and an average account balance of $48,000 and an average tenure of over five years. Our digital bank is a strategic lever for the combined company and is designed to deliver stable and durable funding. The online bank has the ability to scale quickly to fund loan growth and is highly efficient. Turning to Page 18.

Over the past three years, EverBank's management team successfully transitioned a thrift into an efficient commercial bank. Our investors, Stone Point Capital, Albert Pincus, Reference Capital Partners, Sixth Street and Bayview Asset Management plus TIAA which retained a stake in both common and preferred stocks saw enormous potential in the franchise.

Many of us on the new senior leadership team which has been almost completely rebuilt, have successfully directed turnarounds like this before at both publicly owned and PE-owned financial institutions. We recognized immediately the bank needed a strategic reset.

On day 1, we converted from a thrift to a national bank charter, opening broad new pathways for growth and profitability as a commercial bank. We built our new delivery framework around key operating principles, maintaining high-quality regulatory relationships, building a diversified and sustainable funding base, deploying assets in a focused and profitable way and managing costs and expenses.

The results of this disciplined strategy are shown on the right side of Page 18, lower cost for deposits, increased loan yields, a rightsized expense base, all of which contributed to enhanced profitability and improved ROA. Turning to Page 19.

We're proud of what we've accomplished, particularly the transformation of the bank that is driving meaningful improvement in financial performance and positive operating leverage. Page 19 highlights six key areas where transformation has delivered markedly improved results in efficiency ratios, net interest margin, ROA, loans, deposits and net income. The projected outlooks for each of these areas is included through 2028. I'll now turn it over to Pat.

Patrick Rusnak: Page 21 provides an overview of key deal modeling assumptions for which I'll provide some color on a few notable items. Total model pretax deal-related charges of $260 million of which about 65% is expected to be recognized at or during the first quarter following closing.

On the expected credit mark, was informed by third-party credit review and other internal modeling, $313 million or 1.55% of total WaFd loans. This represents about 1.4x the forecasted WaFd allowance at closing.

In accordance with ASU 2025-08, there will not be any CECL double count. As mentioned, the WaFd balance sheet will be fair value to closing. We expect the most significant rate marks will be for loans with an estimated pretax rate mark of approximately $600 million.

As this is largely for single and multifamily loans, the accretion will occur over a fairly long period that approximates the 10-year straight-line method. The expected first year after-tax accretion is approximately $44 million. Expected core deposit intangible assets is approximately $368 million or 2.8% which will be amortized on an accelerated basis over 10 years. The first year expected after-tax CDI amortization is approximately $48 million.

One other notable fair value mark will be applied against the WaFd perpetual preferred stock, reducing the value by $105 million without any deferred tax effect. This will be treated as a permanent valuation adjustment for which no amortization will be recorded. EverBank has a similar case with its preferred stock which has a par value of $675 million but has carried at $551 million due to the accounting treatment undertaken in connection with the TIAA sale in 2023. The discounted amount is what is included in Tier one regulatory capital.

We expect meaningful cost synergies over our integration timeline as shown on Page 22. We expect $135 million in annualized cost synergies with $54 million or about 40% realized in the first year following closing and the balance by the end of the second year. These savings will be derived from reduced compensation, technology, occupancy and general and administrative expenses.

We're in the process of developing a detailed integration plan and have defined key leadership roles and organizational structures to support post-close execution. The combined bank will have a strong financial profile as shown on Page 23 with an efficient, scalable operating model that should drive substantially better financial returns than either bank could realize independently for 2027 and 2028 and beyond.

Noteworthy pro forma 2028 target performance metrics include an ROAA of 1.15% and ROTCE of 15% plus. The combination of the two banks will unlock EverBank significantly improved earnings in future years. Page 24 presents a walk of WaFd's 2027 EPS from the consensus of $3.37 to $4.34 per share, reflecting fully phased in synergies. The resulting expected EPS accretion is 29% with ROTC improvement in excess of 40%.

While the deal modeling does not assume any revenue synergies, there are several notable opportunities noted as upside levers including cross-sell wealth management and insurance agency services to the EverBank consumer and commercial clients. I'll now turn it over to Kelli to cover the next few slides.

Kelli Holz: Turning to Page 25 which addresses capital and liquidity of the pro forma company, I'd like to briefly touch upon a few points. For liquidity, we expect that cash and securities will comprise about 20% of total assets and the loan-to-deposit ratio will be in the mid-90s.

For capital, we are expecting a CET1 ratio of approximately 10% at close. Given the current uncertainty and volatility with rates, we are taking steps to partially hedge the risk to regulatory capital at closing due to the impact of higher rates on WaFd's fair value marks. Actions will also be initiated between now and closing to shorten WaFd's duration of equity using derivatives and other available strategies.

The associated costs for these measures is reflected in the pro forma financials. The pro forma company is expected to generate substantially improved profitability and internal capital generation.

In addition to continuance of a quarterly cash dividend with a payout in the range of 25% to 35%, extended organic growth initiatives and prudent share repurchases will be in the capital management toolkit. The proposed Basel III end game capital rules have been modeled for both banks and would result in risk-based regulatory capital ratios increasing by approximately 120 basis points. Page 26, the combined bank will have robust risk management, coupled with solid credit quality.

Both banks have a track record of solid credit performance. Everbank brings to the combined bank a disciplined credit approach and conservative underwriting philosophy with strong collateral. This has resulted in demonstrated low credit losses across the portfolio. WaFd Bank has consistently delivered strong credit quality characterized by low net charge-offs. Lastly, I would like to provide a bit of color on the due diligence process undertaken by both sides.

Page 27 indicates the 12 key areas of diligence focus including financial, legal, risk, HR, compliance and information security. For four critical areas, commercial credit one to four family mortgage loans, technology and deposits. Both banks separately engaged to the same highly respected and experienced firms to conduct bidirectional due diligence.

As indicated on the right of the slide, A substantial portion of the commercial credit portfolios were reviewed including virtually all criticized loans. The diligence work on deposits was focused on identifying strategies for preserving the favorable deposit pricing differential of Baffin's branch customer base.

This informed our decision to operate the post-closing bank under three distinct brands, led Bank for Washington, Oregon, Idaho, Nevada, Arizona, New Mexico, Utah and Texas, EverBank for Florida and California and the direct digital bank. With that, I will turn it back to Brent.

Brent Beardall: This chart on Page 29, is critical for investors to understand. On the y-axis, we have priced to tangible book value on the x-axis is return on average tangible common equity. You can see WaFd and the peer banks plotted on the chart. It is not surprising that the more profitable bank is, the higher the trading multiple in terms of price to tangible book value.

If we can achieve the improved profitability that we have laid out this morning which I think we can and will do, the market should reward us with a higher multiple, we have seen over the last several years how challenging it is to move up and to the right on this chart. We believe this partnership provides a unique opportunity and the implied upside for our shareholders is approximately 44%.

On Page 30 is another way to look at the potential upside for our stock. Instead of price to tangible book value, this chart illustrates the value creation at various PE multiples showing a 26% upside to WaFd shareholders if we can trade at the KRX median. Page 31 summarizes well why we believe this partnership is compelling for our clients our bankers and our shareholders.

From a financial standpoint, the five metrics on the right are notable: 29% fully synergized EPS accretion; a 500 basis point improvement in return on tangible capital; only 8.6% tangible book value dilution to WaFd shareholders; tangible book value earn back of two years; and the meaningful upside to our stock price.

This $3.9 billion combination is the only bank M&A in recent history with over 25% EPS accretion and less than 10% tangible book value dilution. I've learned a lot in life and undoubtedly have more to learn. But one thing I know it matters not just what you do, but who you do it with.

I am thrilled to announce this morning the partnership with Greg and the entire Everbank team, I trust Greg, integrity matters, and I am thrilled to lock arms and deliver together. Greg, with that, I will hand over the baton.

Greg Seibly: Thank you, Brent. As we open this new chapter together, I'm very excited to begin working with you, the WaFd Bank team and the EverBank colleagues to bring our vision to life.

I'm very optimistic about what the future holds for our combined organization, the returns we will provide to our shareholders the ways we can support our clients and the opportunities that will open up for our colleagues. Our investor presentation includes an appendix of supplemental information starting on Page 32. Now I'd like to open the call and look forward to answering your questions.

Question and Answers

Operator: (Operator Instructions) Our first question is going to come from the line of Kelly Motta with KBW. Your line is open please go ahead.

Kelly Motta: Hey everyone good morning. Congrats on the deal announcement. I think maybe to just kick it off from a high level, WaFd and EverBank are two very different banks, but I think maybe complement one another. So if you could provide any color as to what you saw in one another and how this transaction came about to the extent that you're able to share. Thank you.

Greg Seibly: Yes, Kelly, I'll take that. It's Greg. And thanks for being on the call. We are different. As you mentioned, the two organizations have offsets to one another. WaFd, obviously a 110-year proud history. And I've known Brent for a long time as he mentioned, when you think about their franchise in the nine Western states in their depository, it's well established. They run it very well.

It's been in place for a long time. Obviously their thrift roots are an issue that we're very familiar with, having been in a similar situation when we walked into EverBank. And the issue of the 2030 plan was clearly one that they were embracing and in the process of putting together but it takes time as we all know to be able to get to that point. On the EverBank side, our national direct lending capabilities that we built over the course of the last four or five years, have been terrific additions to the company's return profile.

At the same time what we recognized was we were pretty reliant on the direct bank historically, and have added branches in California to our Florida franchise to be able to help narrow that gap. When we sat down and talked about how we complement one another, clearly, each one of us have strengths on opposite sides.

But when you put them together, I would just call everybody's attention to the slides that are on 11 and 12 which creates almost perfect symmetry for the two organizations in terms of matching of their loans and their deposit portfolios which is something that we spent a lot of time evaluating would the relative strengths and weaknesses as we got into due diligence, hold up and allow us to continue to move forward and be stronger together. And our very, very strong opinion was absolutely. And that's what led to us getting to where we are today.

Brent Beardall: Thank you, Greg. If I could follow up on that a little bit, Kelly. As you know on the WaFd journey, we have been trying our darnedest to grow low-cost deposits. And that is a wonderful thing for banks as you get those low-cost deposits, but they are increasingly difficult again. The market for noninterest-bearing deposits has gone from 30% of total deposits in the United States to 20% just in the last seven years.

And so we are swimming upstream. And we were having a great deal of success in the lending side but not as much success as any of us would have liked in terms of the deposit origination side.

So when this idea first came to us, I looked at it. And at first, I said I'm not sure this works, but the more I looked into it, we literally filled out parts of the business for each other that each had relative weaknesses in, and we are stronger together. And it's remarkable to me that neither one of our franchises has a huge low-cost deposit base.

But even without that which I believe is the future of banking, we're all going to have to pay a fair share for deposits. Consumers are going to demand it and we can get the return to our shareholders by focusing on these niche asset lines, delivering incredible asset quality, earning a little bit more on those assets and doing in a hyperefficient scale. And those -- that combination of those two delivers what we are trying to get to which is a 15% return on equity. And once I saw it come together, I'd be excitement just continue to build.

Kelly Motta: Great. That's really good color and super helpful. Maybe turning to the growth profile. I believe in the deck, you're looking for high single-digit growth in the active portfolio, and then about 25% is running off.

I'm wondering, as we kind of think about the natural near-term growth rate of your company, how we should be thinking about that rate of runoff and maybe a net growth? And you alluded to the challenges with funding the channels that you're looking to fund that with? Thank you.

Patrick Rusnak: Yes good morning. Kelly, this is Pat Rusnak. We're -- both banks have a single-family residential loan portfolios that are going to be running off over the upcoming years. ever banks is about $6.5 billion, has a yield of about 4.5%. WaFd is a little over $7 billion. That will, of course, be marked to a market rate. So we will -- in the case of the WaFd loans evaluate possibly accelerating that through loan sales, either on a forward basis between now and closing or following closing.

That would allow us to more quickly reposition those loans into higher-yielding commercial loans that could either be done on the WaFd side through their offerings or through our different specialty lending verticals at -- on the EverBank side. So I think that there's significant opportunity and flexibility that are there on both sides as these legacy portfolios continue to run off.

Kelly Motta: Got it. That's really helpful. Maybe last question for me, and then I'll step back and let others ask theirs is just on how you're thinking about capital from here? I know you said CET1, you alluded to this balance sheet flexibility and you have a pretty big benefit still from Basel III. So how we should be thinking about capital priorities and management commodity?

Patrick Rusnak: Sure. This is Pat again. So as Brent mentioned in the prepared remarks and as indicated in the deck, there's going to be significant internal capital generation capacity not even counting the significant benefit of Basel III end game. So in terms of prioritization, first part is we're going to execute on the plan and achieve a 15% ROTCE. That's objective number one.

But we will evaluate opportunities for organic growth, there's opportunities in certain markets where we could potentially expand. We will also have the cash dividend that we will assess. And as Kelli noted, share repurchases. And having all of those things available. And I think the last one is probably the one that would give us the most flexibility and there to support the stock price and an efficient way to manage capital levels as we go through time.

So I think all of those things are there, but if I were to kind of say things that I would put an emphasis on, it would probably be having the share repurchase capabilities once we get through our process of getting the performance achieved.

Kelly Motta: Thank you so much. Ill step back.

Operator: Thank you and one moment for our next question. Our next question will come from the line of Adam Karl with Piper Stanley. Your line is open please go ahead.

Matthew Clark: Hi I'm on from Matthew Clark good morning and thanks for taking my questions.

Greg Seibly: Good morning.

Matthew Clark: So maybe starting out on the funding profile. With EverBank's digital bank, I was curious if you could walk through how you might plan to mitigate any potential cannibalization of some of the lower-cost funding? And maybe longer term, is 30% of deposits kind of where you want the digital platform to be?

Greg Seibly: This is Greg. I'll take that. And then Kelli will add some additional color on the back end as she already commented on this. What we'll end up doing is we'll dual brand. And we'll have the WaFd brand that will be used in the legacy footprint, ex of California.

California and Florida will be flagged as EverBank, and then the direct bank will pay you flagged as EverBank direct. And the goal there is to in market and the physical footprint, our view will be to lighten the targeting versus our historical practices on a stand-al1 basis of the use of the direct bank.

We think that's important because as noted, we don't want to cannibalize the WaFd deposits which are lower cost overall than the current EverBank deposits. And we will use the direct bank, principally as go-to-market in new markets, exploratory markets or markets where we may have a small presence, but we'd like to build heft. And that would be perhaps in markets like Texas markets in certain markets in Arizona, other parts of the country where we see significant opportunities.

30% is higher than we would like over time. We'll look to invigorate go-to-market opportunities in the Western U.S. to try and drive that number down. But again, I think the issue will depend on growth clearly because the digital bank can be used very flexibly to accelerate into growth markets that have loan demand on them. And over time we can blend those costs down as we continue to diversify our markets.

Unidentified Speaker: If I could add just one follow-up on that. For the WaFd legacy branches, we are not stopping our pursuit of small business. We believe that is the future for branches and our teams are just starting to gain momentum. So there is no stop whatsoever. We are full steam ahead in serving small businesses, and we believe that will, over time be an engine for low-cost deposits for us. But the beauty of this transaction is we now have multiple channels, different levers to be able to pull.

Matthew Clark: Got it. I really appreciate the color there. And then maybe moving to the growth strategy from here. Just looking at the branch footprint, there's a lot of attractive markets that you're currently in is there any markets where you might maybe see a more pronounced opportunity to take share both organically or inorganically down the road and maybe the potential to reallocate some of the targeted cost saves for growth?

Unidentified Speaker: Yes, a very good question. We think we have a very enviable footprint together. I'd just call out Texas. We have very minimal market share in Texas. Obviously very excited about what we can do in Florida in terms of bringing out our regional banking concept to Florida and California is a market for us as well. In addition, the Mountain West. But those are the three states. I would say there's opportunities for organic growth, specifically.

Greg Seibly: I want to piggyback on that for just a minute. I think many of us in traditional banking domains without a direct bank always thought if you build it, they will come. So you'd build branches, hope people would come, maybe they (inaudible), maybe they didn't.

What we've seen in terms of our explorations in the California market leading up to this if you use the direct bank on a geo coated basis, you're actually able to gather deposits in specific MSAs and then have a client base that you have established before you build your financial centers.

And so from that perspective, to Brent's point, you think about the three or four markets you mentioned, we will use the direct bank for those kinds of opportunities. We'll go there with disciplined programs and focus targeting before we then go in and build physical delivery on the back end of that.

Matthew Clark: Got it. I appreciate the detail there I’ll step back now.

Operator: Thank you one moment for our next question. Our next question will come from the line of Jeff Rulis with D.A. Davidson. Your line is open please go ahead.

Jeff Rulis: Thanks good morning. Greg and Pat, it's been a while since we've last spoke. Good to talk to you again. So I guess -- on the -- I guess, the long-term commitment to some of EverBank's call it, more sophisticated product in the ABL, equipment finance, energy, specialty finance. Any thoughts on a pivot towards sort of the -- we know -- understand that single-family residential for both is sort of on the decline or running off. Maybe ideal balance sheet mix of the loans. Is that still part of the strategy longer term? Is some of that niche lending areas?

Greg Seibly: Yes. (inaudible), good to hear from you again. It's been a long time. So we have -- over the past three years at EverBank launched a number of new specialty lending verticals. They're shown in the bottom right of Slide 16 in the presentation Some of these started immediately after we got the TIA transaction completed.

Others have been launched as recently as the beginning of this year. So all of them are, I think, moving according to plan are things that we would expect to continue to grow with the combined bank. Give you a couple of ones that are more recent ones.

We just started a CRE bridge lending business based in New York City at the beginning of this year. They've got their first deal done in April. It's a terrific business and great opportunity with we're repositioning CRE loan opportunities exist today. We've been in the equipment finance business for many years. EverBank had a vendor -- as a vendor focused business historically.

We added a couple of years ago, a large ticket leasing capability. And even more recently, about a year ago, a specialty team focused on material handling equipment that was kind of a top-tier team out of Chicago. So I think that all of those areas are ones that we will have areas to continue to grow.

One area where we had some trouble getting traction was, I would say, more on the -- just the traditional community bank commercial loan space, relationship based. That was an area that we've had some and just haven't gotten as much traction. And that is something that Brent and the WaFd team brings tremendous capability on. And as Brent mentioned, offering that in Florida where we don't have great capability today is another synergy opportunity.

Unidentified Speaker: Yes. And Jeff, I would just add, I think said very well. I think if you think about the C&I acceleration for the EverBank franchise overall, and then some specialty verticals like oil and gas and some of the specialty end market CRE lending that the WaFd teams go to market with our view is that, that just rounds out the current complement of the 12 business lines at EverBank as it expands to the team, we get focused. And we do think that there are other opportunities for us to continue to widen the top of the funnel here.

We've already talked about a number of additional verticals that we will consider over time that have the proper risk profiles, the proper return profiles in areas where we feel like a new market entrant whether we build teams or we do acquisitions, small targeted business line acquisitions which we've done, for example, with premise when we built our Life [ph] lending business would be great opportunities for us to continue to expand the array of products and services. Just more arrows in the quiver for us to go to market with. We think that will be something that we'll be able to do much more quickly together than we've done in the past.

Jeff Rulis: Appreciate the color there. And maybe on a related basis, looking at your -- the net interest margin target of just below 3%. I guess is that kind of the expectation of the terminal level of the franchise, I guess, once you exit in greater fashion, the single-family residential. Is there a potential for margin well above kind of maybe mid-3 or beyond? I just wanted to kind of get your sense for what that profitability looks like over time?

Unidentified Speaker: Yes. I would think in the call it the medium term seeing something in the mid-3s is probably not realistic, but as we're able to continue to execute on repositioning of the legacy loans, the faster we can do that. Again, we are picking up significantly higher spreads will certainly help.

And as Greg mentioned, to the extent we can reduce the reliance on the direct digital bank for funding and drive more -- through lower cost deposit channels will also help. But I really don't in the kind of near to medium term, see a NIM that's going to be in the mid-3s.

Brent Beardall: Thank you Jeff, it's Brent. Good to speak to you, and we hope we gave you a pleasant surprise on your Labor Day holiday.

Jeff Rulis: Thank you.

Brent Beardall: Just one of the things I would point out, you'll recall in our build 2030 that we were hoping to get to a margin of 3.5% to 3.6%, I think it was and we needed to get to that margin to be able to hit the 15% return on tangible common equity.

How great is it that our combined franchise, we only need a 3% margin to hit the 15%, so it's wonderful from my perspective that we're able to realize that level of return for our shareholders. And then to the extent we can grow the margin from their grade, but we don't have to.

Jeff Rulis: Appreciate it Brent. Thanks I’ll step back.

Operator: Thank you and one moment for our next question. Our next question will come from the line of Andrew Terrell with Stephens. Your line is open please go ahead.

Andrew Terrell: Hey good morning.

Patrick Rusnak: Good morning Andrew.

Brent Beardall: Good morning Andrew.

Andrew Terrell: Wanted to ask just around the profitability targets, with the 15% plus ROTCE expectation. Just I'd love to get a sense on how you think about the kind of upside, downside scenarios relative to profitability. Like where do you see the most opportunity to outperform that over time? And what should we be thinking about as potential headwinds?

It sounds like you're going to hedge out the kind of sensitivity of the balance sheet in the interim? Do rates really play a role in the profitability forecast? Or what do you think the upside and kind of downside cases are to the (inaudible)?

Patrick Rusnak: Yes good morning this is Pat. So in terms of rates, I'd say the combined bank is relatively neutral to slightly asset sensitive on a net interest income basis. But as you noted, we have a relatively long duration and liability sensitivity for EV. So that's what we're looking to protect with some hedging strategies between (inaudible) closing and thereafter.

I think that we view the cost synergy target as conservative. We are facing it in over a relatively kind of longer period of time than you might typically see because we want to make sure that this -- the technology integration is done in a flawless manner. And we've -- as noted in the deck, we engaged third-party resources with that for diligence and they're going to continue to assist with the actual integration.

But it's our expectation that we set targets like that, that we can -- we would aim to outperform. However we didn't, let's say, if the cost saves came in at 75% of the target instead of 100%, it would reduce the EPS accretion by percentage points.

So a pretty nominal effect on the ROTCE. Are the other opportunities that are set forth on Slide 24 and the upside levers, we think there's real opportunity there for which nothing has been modeled In the case of the wealth opportunity to cross-sell. Greg mentioned that we launched a couple of years ago or purchased from Primise Bank a life lending business. That business had a portfolio of $350 million when we acquired it about two years ago. It's over $1 billion today, and it is focused on high net worth individuals who are looking to do protection for estate planning, tremendous opportunity there.

Today, we can only offer them a loan and limited savings products. So they would -- that would be a prime target for wealth management, not to mention that our -- as shown here, we have a relatively high balance affluent depositor base. So tremendous opportunity there, opportunity for the insurance services as well.

We can upmarket, do larger loans and hold sizes in certain areas. And then as I mentioned earlier, our ability to accelerate some of this back book repricing through loan sales. And it's not a case here where we have a lag to get the money (inaudible). We have, on our side, 12 verticals that are up and running and humming and the WaFd side has similar active higher spread lending businesses.

So -- and I say that there's no downside, but I think that there's far more upside with levers that can be adjusted that would give us great comfort in knowing we will be able to hit that target.

Unidentified Speaker: I can add one additional item on that, Andrew, good to speak you. As you know we're very pleased with the technology that we've built out for our consumer online and mobile banking that's proprietary for WaFd and looking at the EverBank deposit portfolio, there's a huge opportunity to win over the primary checking account for these depositors as well.

So we think as we're able to roll out the technology that we think is pretty impressive. We're going to be able to win more deposits. And it's just -- we're doing everything we can to provide the products to win well flat share, and I think that's the opportunity for us.

Andrew Terrell: Awesome. I appreciate all the color. Just one last one for me on capital. I see the CET1 pro forma, you guys obviously are going to be dining a lot of organic capital. And pretty big beneficiaries from some of the recent proposals as well. But how should we think about on a pro forma kind of capital deployment basis, like what's a good operating target for CET1 as you think about kind of the combined balance sheet?

Patrick Rusnak: So this is Pat. We are targeting a rate about 10% at close, again, with the hedging protection to make sure that the higher rates don't result in that falling below our target levels. As we continue to mix out of residential loans into other loans. That's going to change the over -- the balance sheet risk over time.

We've got $13 billion of residential loans. So it's going to take time for that to go down to 10%. But as we do that, I think that's something that would likely justify slightly higher capital levels when we would look at peers. So over time the CET won't be in a range of, say, 10% to 11%. And as noted, with the with the Basel III end game getting solidified. That's just another added benefit with perhaps up to 150 basis points of positive impact.

One of the thing there to note on that is that will also change as the residential loans run off over time because it's going to be moving these residential loans, obviously based on loan-to-value down into lower categories. That's fine. But as you -- those loans pay off or you sell them and you move them into 100% risk-weighted commercial loans at much higher spreads, it will require more capital.

Andrew Terrell: Yes great okay. Thank you for answering the questions.

Operator: Thank you. And I would now like to hand the conference back over to Brent Beardall for closing remarks.

Brent Beardall: Thank you very much, ladies and gentlemen, for joining us this morning. As you can tell we are incredibly excited about what this opportunity means for all of the constituents for us here at WaFd Bank and EverBank. We truly believe we are stronger together. We're excited to turn the chapter and execute on the plan that we've laid out this morning. Have a wonderful day.

Operator: This concludes today's conference call. Thank you for participating. And you may now disconnect. Everyone have a great day.

Statement Regarding Forward-looking Information

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the beliefs, plans, goals, expectations and estimates of WaFd, Inc. (“WaFd”) and EverBank Financial Corp (“EverBank”). Forward-looking statements are not a representation of historical information, but instead pertain to future operations, strategies, financial results or other developments. The words “believe,” “expect,” “anticipate,” “intend,” “target,” “plan,” “estimate,” “should,” “likely,” “will,” “going forward” and other expressions that indicate future events and trends identify forward-looking statements.

Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond the control of WaFd and EverBank, and many of which, with respect to future business decisions and actions, are subject to change and which could cause actual results to differ materially from those contemplated or implied by forward-looking statements or historical performance. Examples of uncertainties and contingencies include factors previously disclosed in WaFd’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the following factors, among others: (i) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between WaFd and EverBank; (ii) the outcome of any legal proceedings that may be instituted against WaFd or EverBank, including potential litigation that may be instituted against WaFd or its directors or officers related to the proposed transaction or the definitive merger agreement between WaFd and EverBank; (iii) the timing and completion of the transaction, including the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; (iv) the risk that any announcements relating to the proposed combination could have adverse effects on the market price of the common stock of WaFd; (v) the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where WaFd and EverBank do business; (vi) certain restrictions during the pendency of the merger that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; (vii) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (viii) diversion of management’s attention from ongoing business operations and opportunities; (ix) reputational risk and potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; (x) WaFd’s and EverBank’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; (xi) currency and interest rate fluctuations; (xii) success of hedging activities; (xiii) material adverse changes in economic and industry conditions, including the availability of short and long-term financing; (xiv) general competitive, economic, political and market conditions; (xv) changes in asset quality and credit risk; (xvi) the inability to sustain revenue and earnings growth; (xvii) inflation; (xviii) customer borrowing, repayment, investment and deposit practices; (xix) the impact, extent and timing of technological changes; (xx) capital management activities; (xxi) other actions of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the State of Washington; (xxii) legislative and regulatory actions and reforms; and (xxiii) other factors that may affect future results of WaFd and EverBank.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. Additional factors that could cause results to differ materially from those contemplated by forward-looking statements can be found in WaFd’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, and in its subsequent Quarterly Reports on Form 10-Q filed with the SEC and available in the “Investor Relations” section of WaFd’s website, www.wafdbank.com/about-us/investor-relations, under the heading “SEC Filings” and in other documents WaFd files with the SEC (available at www.sec.gov). All such factors, as well as other uncertainties and potential events, and the inherent uncertainty of forward-looking statements, should be considered carefully when making decisions with respect to WaFd and EverBank.

Any forward-looking statements contained in this document represent the views of WaFd and EverBank only as of the date hereof and are presented for the purpose of assisting their respective shareholders and analysts in understanding WaFd’s and EverBank’s financial position, objectives and priorities and anticipated financial performance as at and for the periods ended on the dates presented, and may not be appropriate for other purposes. Neither WaFd nor EverBank undertakes to update any forward-looking statements, whether written or oral, that may be made from time to time by or on its behalf, except as required under applicable securities legislation.

Important Other Information

In connection with the proposed transaction, WaFd intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, WaFd will mail the definitive proxy statement to each shareholder entitled to vote at the meeting relating to the proposed transaction.

This communication does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF WAFD ARE URGED TO READ, WHEN AVAILABLE, ALL RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC, INCLUDING WAFD’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WAFD AND THE PROPOSED TRANSACTION.

Investors and shareholders of WaFd will be able to obtain a free copy of the proxy statement as well as other relevant documents filed with the SEC without charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to Brad Goode, WaFd, Inc., 425 Pike Street, Seattle, Washington 98101, telephone (206) 626-8178.

Participants in the Solicitation

WaFd, EverBank and certain of WaFd’s directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding WaFd’s directors and executive officers is available in the proxy statement for its 2026 annual meeting of shareholders, which was filed with the SEC, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.